DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), JUNE 30, 2000 AND DECEMBER 31, 1999

                                June 30,        December 31,
                                 2000               1999
ASSETS

CASH AND CASH EQUIVALENTS     $2,456,205         $2,027,853
PROPERTY, Net                  6,412,846          6,682,110
OTHER ASSETS                      69,305             69,305

TOTAL                         $8,938,356         $8,779,268

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES                   $2,851,080         $2,688,822

PARTNERS' EQUITY (DEFICIT):
General Partners                 (81,154)           (81,123)
Limited Partners               6,168,430          6,171,569
     Total partners' equity    6,087,276          6,090,446

TOTAL                         $8,938,356         $8,779,268

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999

                                 June 30,           June 30,
                                  2000               1999
REVENUES:
Rental Income                   $740,437           $715,217
Interest                          19,404             14,389
     Total revenue               759,841            729,606

EXPENSES:
Operating Expenses               369,409            352,434
General and administrative        60,835             53,488
     Total expenses              430,244            405,922

NET INCOME                      $329,597           $323,684

AGGREGATE NET INCOME ALLOCATED TO :
    Limited Partners            $326,301           $320,447
    General Partners               3,296              3,237
TOTAL                           $329,597           $323,684

NET INCOME PER
   LIMITED PARTNERSHIP UNIT       $10.27             $10.08

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                31,783             31,783

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999


                                 June 30,        June 30,
                                  2000            1999

REVENUES:
Rental income                    $1,472,989      $1,377,113
Interest                             35,463          27,045
 Total revenues                   1,508,452       1,404,158

EXPENSES:
Operating                           730,435         699,341
General and administrative          130,759         120,965
 Total expenses                     861,194         820,306

NET INCOME                          647,258         583,852

AGGREGATE NET INCOME ALLOCATED TO:
 Limited Partners                  $640,785        $578,013
 General Partners                     6,473           5,839
TOTAL                              $647,258        $583,852

NET INCOME PER LIMITED
 PARTNERSHIP UNIT                    $20.16          $18.19

LIMITED PARTNERSHIP UNITS
 USED IN PER UNIT CALCULATION        31,783          31,783


See accompanying notes to financial statements (unaudited).

STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL



BALANCE AT JANUARY 1, 1999      ($75,264)     $6,751,659   $6,676,395

NET INCOME                         5,839         578,013      583,852
DISTRIBUTIONS                     (6,420)       (635,660)    (642,080)

BALANCE AT JUNE 30, 1999        ($75,845)     $6,694,012   $6,618,167

BALANCE AT JANUARY 1, 2000      ($81,123)     $6,171,569   $6,090,446

NET INCOME                         6,473         640,785      647,258
DISTRIBUTIONS                     (6,504)       (643,924)    (650,428)

BALANE AT JUNE 30, 2000         ($81,154)     $6,168,430   $6,087,276


See accompanying notes to financial statements(unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999

                                       June 30,           June 30,
                                        2000               1999

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                             $ 647,258        $ 583,852
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                        269,264          269,262
     Loss on disposal of property
       and equipment                           0              630
  Changes in assets and liabilities:
     Increase in other assets                  0           (2,499)
     Increase in liabilities             162,258          161,434
Net cash provided by operating
  activities                           1,078,780        1,012,679


CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners          (650,428)        (642,080)


NET INCREASE IN CASH AND CASH
     EQUIVALENTS                         428,352          370,599

CASH AND CASH EQUIVALENTS:
At beginning of period                 2,027,853         1,772,250
At end of period                      $2,456,205        $2,142,849

See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND X
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund X (the "Partnership") has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 31,783 limited partnership units.

The accompanying financial information as of June 30, 2000, and for the periods ended June 30, 2000 and 1999 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities. Two facilities are located in Warren, Michigan; one facility is located in Troy, Michigan; one facility is located in Crestwood, Illinois; and one facility is located in Forestville, Maryland. As of June 30, 2000, the total cost and accumulated depreciation of the mini-storage facilities is as follows:

        Land                             $ 2,089,882
        Buildings                         10,834,474
        Furniture and Equipment                5,810
        Total                             12,930,166
        Less: Accumulated Depreciation   ( 6,517,320)
        Property - Net                   $ 6,412,846

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.